UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

May 1, 2017

Date of Report (Date of earliest event reported)

TPI Composites, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37839	20-1590775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8501 N. Scottsdale Rd, Gainey Center II, Suite 100, Scottsdale, AZ	85253
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 305-8910

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On May 1, 2017, TPI Composites, Inc. (“we” or the “Company”) announced its preliminary estimated financial results for the three months ended March 31, 2017.

Set forth below are selected preliminary estimated unaudited financial results as of and for the three months ended March 31, 2017. These financial results are unaudited and should be considered preliminary and subject to change. We have provided ranges, rather than specific amounts, for the preliminary results described below as our final results remain subject to the completion of our closing procedures, final adjustments, developments that may arise between now and the time the financial results are finalized, and management’s and the audit committee’s final reviews. Accordingly, you should not place undue reliance on this preliminary data, which may differ materially from our final results. Please see the reports and other filings we make from time to time with the Securities and Exchange Commission for a discussion of certain factors that could result in differences between the preliminary financial data reported below and the final results, including, but not limited to the matters discussed under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These preliminary estimates should not be viewed as a substitute for our full unaudited condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). In addition, they are not necessarily indicative of the results to be achieved in any future period.

These estimates have been prepared by and are the responsibility of management. Our independent registered public accounting firm has not audited, compiled, performed any procedures on or reviewed the preliminary financial data, and accordingly does not express an opinion or any other form of assurance with respect to the preliminary financial data.

The following are the selected preliminary estimated unaudited financial results as of and for the three months ended March 31, 2017, as well as a comparison to our unaudited financial results as of and for the three months ended March 31, 2016:

	Three Months Ended March 31, 2017			Three Months Ended March 31, 2016
	Low End of Range		High End of Range	Actual
	(in thousands, except per share data)
Other Financial Information:
Net sales	$189,650	to	$191,650	$176,110
Total billings(1)	$209,500	to	$211,500	$174,538
Gross profit	$18,400	to	$19,400	$12,938
Net income	$3,050	to	$3,650	$1,746
Weighted-average diluted common shares outstanding	33,827	to	33,827	4,238
Diluted earnings (loss) per common share	$0.09	to	$0.11	$(0.16)
EBITDA(1)	$11,970	to	$12,600	$10,951
Adjusted EBITDA(1)	$15,050	to	$15,700	$11,390

	Three Months Ended March 31,
	2017	2016
Other Operating Information:
Sets(2)	636	486
Estimated megawatts(3)	1,460	1,113
Dedicated manufacturing lines(4)	44	38
Total manufacturing lines installed(5)	39	32
Manufacturing lines in startup(6)	9	—
Manufacturing lines in transition(7)	—	3

(1)	See “Non-GAAP Financial Measures” below for more information and the reconciliations contained therein of total billings, EBITDA and adjusted EBITDA to net sales, net income and net income, respectively, the most directly comparable financial measures calculated and presented in accordance with GAAP.
(2)	Number of wind blade sets (which consist of three wind blades) invoiced worldwide. See “Key Operating Metrics” below for more information.
(3)	Estimated megawatts of energy capacity to be generated by wind blade sets invoiced in the period. See “Key Operating Metrics” below for more information.
(4)	Number of manufacturing lines that are dedicated to our customers under long-term supply agreements. See “Key Operating Metrics” below for more information. Dedicated manufacturing lines may be greater than total manufacturing line capacity in instances where we have signed new supply agreements for manufacturing facilities that are under construction or have not yet been built.
(5)	Number of manufacturing lines installed and either in operation, startup or transition. See “Key Operating Metrics” below for more information.
(6)	Number of manufacturing lines in a startup phase during the period. See “Key Operating Metrics” below for more information.
(7)	Number of manufacturing lines that were being transitioned to a new wind blade model during the period. See “Key Operating Metrics” below for more information.

For the three months ended March 31, 2017, we expect to report net sales of between $189.7 million and $191.7 million and total billings of between $209.5 million and $211.5 million. This compares to net sales and total billings of $176.1 million and $174.5 million, respectively, for the three months ended March 31, 2016. The higher net sales is primarily due to increased wind blade set production at our Mexico, China and U.S. plants.

We expect to report net income of between $3.1 million and $3.7 million for the three months ended March 31, 2017, as compared to $1.7 million for the three months ended March 31, 2016. Diluted earnings per common share are expected to be between $0.09 and $0.11 for the three months ended March 31, 2017, as compared to a loss of $0.16 during the three months ended March 31, 2016. The increase is due to the higher net sales above as well as improved operating efficiency.

For the three months ended March 31, 2017, we expect to report EBITDA of between $12.0 million and $12.6 million and adjusted EBITDA of between $15.1 million and $15.7 million. This compares to EBITDA of $11.0 million and adjusted EBITDA of $11.4 million for the three months ended March 31, 2016. The increase is due to the factors described above.

We expect to report cash and cash equivalents as of March 31, 2017 of approximately $116 million and an aggregate amount of total indebtedness as of March 31, 2017 of approximately $123 million. During the three months ended March 31, 2017, we had net repayments of outstanding indebtedness of approximately $3 million.

The preliminary estimated financial and other data as of and for the three months ended March 31, 2017 set forth above is subject to the completion of the Company’s financial closing procedures. This data has been prepared by, and is the responsibility of, the Company’s management. The Company’s independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to the accompanying preliminary financial and other data, and accordingly does not express an opinion or any other form of assurance with respect thereto. The Company currently expects that its final results of operations and other data will be consistent with the estimates set forth above, but such estimates are preliminary and the Company’s actual results of operations and other data could differ materially from these estimates due to the completion of its financial closing procedures, final adjustments and other developments that may arise between now and the time such unaudited interim consolidated financial statements for the three months ended March 31, 2017 are issued.

Non-GAAP Financial Measures

In addition to providing results that are determined in accordance with GAAP, the Company has provided certain financial measures that are not in accordance with GAAP. Total billings, EBITDA and adjusted EBITDA are non-GAAP financial measures. We define total billings as the total amounts we have invoiced our customers for products and services for which we are entitled to payment under the terms of our long-term supply agreements or other contractual agreements. Under GAAP, we do not recognize revenue on our wind blade sales until they have been delivered to our customers. In many cases, customers request us to store their wind blades for a period of time after we have invoiced them. The revenues associated with these transactions are deferred and recognized upon delivery but we are contractually entitled to payment for those wind blades and, accordingly, invoice them when the blades are placed in storage.

We define EBITDA as net income (loss) attributable to the Company plus interest expense (including losses on the extinguishment of debt and net of interest income), income taxes and depreciation and amortization.

We define adjusted EBITDA as EBITDA plus any share-based compensation expense, plus or minus any realized gains or losses from foreign currency remeasurement.

Our use of total billings, EBITDA and adjusted EBITDA have limitations, and you should not consider total billings, EBITDA and adjusted EBITDA in isolation from or as a substitute for measures such as net sales, net income (loss) or total debt, net of debt issuance costs and discount reported under GAAP. We monitor total billings, and believe it is useful to present to investors as a supplement to our GAAP measures, because we believe it more directly correlates to sales activity and operations based on the timing of actual transactions with our customers, which facilitates comparison of our performance between periods and provides a more timely indication of trends in sales. We monitor EBITDA and adjusted EBITDA as a supplement to our GAAP measures and believe it is useful to present to investors because we believe that it facilitates evaluation of our period-to-period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base.

The following table presents reconciliations of our estimated total billings to our preliminary estimated low end and high end ranges for our estimated net sales as well as our estimated EBITDA and adjusted EBITDA to our preliminary estimated low end and high end ranges for our estimated net income, each for the three months ended March 31, 2017.

	Three Months Ended March 31, 2017			Three Months Ended March 31, 2016
	Low End of Range		High End of Range	Actual
			(in thousands)
Net sales	$189,650	to	$191,650	$176,110

Change in deferred revenue:
Blade-related deferred revenue at beginning of period	(69,568)	to	(69,568)	(65,520)
Blade-related deferred revenue at end of period	89,300	to	89,350	65,027
Foreign exchange impact(1)	118	to	68	(1,079)

Change in deferred revenue	19,850	to	19,850	(1,572)

Total billings	$209,500	to	$211,500	$174,538

Net income	$3,050	to	$3,650	$1,746
Adjustments:
Depreciation and amortization	3,825	to	3,835	3,011
Interest expense (net of interest income)	3,000	to	3,010	3,891
Income tax provision	2,095	to	2,105	2,303

EBITDA	11,970	to	12,600	10,951
Realized loss on foreign currency remeasurement	1,380	to	1,390	439
Share-based compensation expense	1,700	to	1,710	—

Adjusted EBITDA	$15,050	to	$15,700	$11,390

(1)	Represents the effect of the difference between the exchange rate used by our various foreign subsidiaries on the invoice date versus the exchange rate used at the period-end balance sheet date.

Key Operating Metrics

Key operating metrics consist of sets invoiced, estimated megawatts of energy capacity for wind blade sets invoiced, dedicated manufacturing lines, total manufacturing lines installed, manufacturing lines in startup and manufacturing lines in transition. Sets represents the number of wind blade sets, consisting of three wind blades each that we invoiced worldwide during the period. We monitor sets and believe that presenting sets to investors is helpful because we believe that it is the most direct measurement of our manufacturing output during the period. Sets primarily impact net sales and total billings. Estimated megawatts are the energy capacity to be generated by wind blade sets sold in the period. Our estimate is based solely on name-plate capacity of the wind turbine on which our wind blades are expected to be installed. We monitor estimated megawatts and believe that presenting estimated megawatts to investors is helpful because we believe that it is a commonly followed measurement of energy capacity across our industry and provides an indication of our share of the overall wind blade market. Dedicated manufacturing lines are the number of manufacturing lines that we have dedicated to our customers pursuant to our long-term supply agreements. Total manufacturing lines installed represents the number of manufacturing lines installed and either in operation, startup or transition. We monitor dedicated manufacturing lines and total manufacturing lines installed and believe that presenting both of these metrics to investors is helpful because we believe that the number of dedicated manufacturing lines is the best indicator of demand for our wind blades from customers under our long-term supply agreements in any given period. Dedicated manufacturing lines primarily impacts our net sales and total billings. We believe that dedicated manufacturing lines provide an understanding of additional capacity within an existing facility and that total manufacturing lines installed provides an understanding of the number of manufacturing lines installed and either in operation, startup or transition. Manufacturing lines in startup is the number of dedicated manufacturing lines that were in a startup phase during the pre-production and production ramp up period, pursuant to the opening of a new manufacturing facility, the expansion of an existing manufacturing facility or the addition of new manufacturing lines in an existing manufacturing facility. We monitor and present this metric because we believe it helps investors to better understand the impact of the startup phase of our new manufacturing facilities on our gross profit (loss) and net income (loss). Manufacturing lines in transition is the number of dedicated manufacturing lines that were being transitioned to a new wind blade model during the period. We monitor and present this metric because we believe it helps investors to better understand the impact of these transitions on our gross profit (loss) and net income (loss).

The information furnished under this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TPI COMPOSITES, INC.

May 1, 2017	By:	/s/ William E. Siwek
William E. Siwek
Chief Financial Officer